Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

THIRD QUARTER 2012 RESULTS; ANNOUNCES $1.00 PER SHARE SPECIAL DIVIDEND

Rye Brook, NY — November 1, 2012 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended September 30, 2012.

Third Quarter 2012 Highlights

•                  Net income was $13.8 million, or $0.16 per share.

•                  Revenues were $549 million.

Special Cash Dividend

On November 1, 2012, Universal American’s board of directors approved the payment of a special cash dividend of $1.00 per share, payable on November 19, 2012 to shareholders of record as of November 12, 2012.  As of November 1, 2012, there were approximately 88.3 million shares of common stock outstanding.

2012 Guidance

Universal American expects to earn approximately $0.64 to $0.68 per diluted share for 2012, excluding any realized capital gains or losses and investments in Accountable Care Organizations (ACOs), our Medicare Advantage business and other growth opportunities.

Results of Third Quarter 2012

Universal American’s reported net income for the third quarter of 2012 was $13.8 million, or $0.16 per share.  These results include the following after-tax items:

•                  $3.0 million, or $0.03 per share, of net realized investment gains;

•                  $1.4 million, or $0.02 per share of non-recurring tax benefit;

•                  $0.5 million, or $0.01 per share, of expenses related to the vesting of options and restricted stock as part of the Part D sale and APS Healthcare transaction costs;

•                  $3.9 million, or $0.04 per share, of ACO start-up costs; and

•                  $1.1 million, or $0.01 per share, of investment in our Medicare Advantage business, largely in Stars related programs.

Excluding these items, adjusted net income for the third quarter of 2012 was $14.9 million, or $0.17 per share. Total revenues for the third quarter of 2012 were $549 million.

Nine Months Ended September 30, 2012

Universal American’s reported net income for the nine months ended September 30, 2012 was $39.3 million, or $0.45 per share. These results include the following after-tax items:

•                  $8.4 million, or $0.10 per share, of net realized investment gains;

•                  $1.5 million, or $0.02 per share of non-recurring tax benefit;

•                  $4.8 million, or $0.06 per share, of expenses related to the vesting of options and restricted stock as part of the Part D sale and APS Healthcare transaction costs;

•                  $10.2 million, or $0.12 per share, of ACO start-up costs; and

•                  $2.2 million, or $0.03 per share, of investment in our Medicare Advantage business, largely in Stars related programs.

Excluding these items, adjusted net income for the first nine months of 2012 was $46.6 million, or $0.54 per share. Total revenues for the first nine months of 2012 were approximately $1.6 billion.

Management Comments

Richard A. Barasch, Chairman and CEO commented, “Our Medicare Advantage business continued to perform well.  Our benefit ratios are in line with our expectations and we remain focused on reducing our basic cost structure.  We are making investments to strengthen our Medicare Advantage business for the future, including improving our Stars ratings.  We were pleased to see Stars improvements in our core markets in the most recent ratings.

“Building on our successful Healthy Collaboration® model, we are partnering with 16 physician groups, including the Southeast Texas physicians who have been the backbone of our success in Medicare Advantage, to participate as ACOs in the Medicare Shared Savings Program.  These ACO partnerships demonstrate our ongoing commitment to working in collaboration with physicians and the government to improve the quality of care and manage healthcare costs for the benefit of the Medicare program and its beneficiaries.

We also have participated in the filing of additional ACOs for the January 2013 start date.  We are making a significant investment in this program and expect to begin to see results in 2013.

“Given our strong balance sheet, even after the payment of the special dividend, our expanded capabilities in medical management for high-risk populations and our track record of working collaboratively with healthcare professionals to improve quality and reduce cost, we believe that we are well positioned to participate in the emerging opportunities in healthcare.”

Medicare Advantage

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2012	2011	2012	2011

Revenue	$405.7	$507.6	$1,229.1	$1,529.6

Operating Income	$24.5	$21.4	$73.8	$48.2

The increase in operating income for the third quarter of 2012 as compared to the third quarter 2011 was attributable to a lower Member Benefit Ratio (MBR) partially offset by an increase in the administrative expense ratio (which includes our investment in Stars related activity).

In the third quarter of 2012, our reported Medicare Advantage MBR was 79.2% as compared to 81.6% in the same period in 2011.  Our Medicare Advantage MBR for the third quarter of 2012 included positive prior period items of $16.9 million, pre-tax, compared to positive prior period items of $20.7 million, pre-tax, in the third quarter of 2011. Excluding these prior period items, the MBR was 82.9% for the third quarter of 2012.

The administrative expense ratio in the third quarter of 2012 was 16.1% compared to 15.4% in the third quarter of 2011 with the increase largely due to investments in Stars related programs.

For the first nine months of 2012, operating income increased due to lower administrative expenses and a lower MBR.

In the first nine months of 2012, our reported Medicare Advantage MBR was 81.4% as compared to 83.1% for the same period in 2011. Our Medicare Advantage MBR for the first nine months of 2012 included positive prior period adjustments of $23.5 million, pre-tax, compared to positive prior period items of $16.3 million, pre-tax, in the same period of 2011. Excluding these prior period items, the MBR was 82.9% for the first nine months of 2012.

The administrative expense ratio in the first nine months of 2012 was 14.0% compared to 15.1% in the first nine months of 2011.

Current Medicare Advantage membership is approximately 135,400.

Traditional Insurance

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2012	2011	2012	2011

Revenue	$64.1	$70.2	$200.9	$214.1

Operating Income	$4.3	$6.7	$14.1	$8.9

Our Traditional Insurance segment operating income for the third quarter of 2012 declined year-over-year due to a higher MBR on our long term care business combined with the continued decline in business-in-force.  For the first nine months of 2012, operating income increased year-over-year due to increased net investment income and lower administrative expenses on the smaller block of business as well as improved profitability on the Medicare Supplement business.  Revenue declined in both the three month and nine month periods ended September 30, 2012 due to the continued run-off of our legacy insurance products.

Corporate & Other

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2012	2011	2012	2011

Revenue	$74.9	$4.0	$180.4	$8.4

Operating Loss	$(12.6)	$(8.1)	$(36.8)	$(32.1)

Our Corporate & Other segment includes the results of APS Healthcare, since its acquisition on March 2, 2012, start-up expenses related to the development of our ACOs, and the operations of our parent holding company, including debt service.  Our segment operating loss for the three months ended September 30, 2012 increased year-over-year due to our $6 million investment in the development of ACOs and higher debt service costs, partially offset by a reduction in stock-based compensation costs and earnings from APS Healthcare.

The loss for the nine months ended September 30, 2012 increased year-over-year due primarily to our $15.4 million investment in the development of ACOs, $3.7 million of 2012 transaction costs related to our acquisition of APS Healthcare, and higher debt service costs, partially offset by reductions in other 2012 operating expenses.  In the nine months ended September 30, 2011, we incurred $8.6 million of stock-based compensation expense for the accelerated vesting of equity awards in connection with the Part D Transaction.

Investment Portfolio

As of September 30, 2012, Universal American has $1.4 billion of cash and invested assets as follows:

•                  38% is invested in U.S. Government and agency securities;

•                  The average credit quality of the fixed-income portfolio is AA-; and

•                  Less than 1% of the portfolio is non-investment grade.

A complete listing of our fixed income investment portfolio as of September 30, 2012 is available for review in the financial supplement located in the Investors – Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity Metrics

As of September 30, 2012:

•                  Total cash and investments were $1.4 billion and total assets were $2.6 billion;

•                  Total policyholder liabilities were $1.1 billion and total liabilities were $1.5 billion;

•                  Stockholders’ equity was $1.1 billion and diluted book value per share was $12.43;

•                  Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill, amortizing intangibles and deferred acquisition costs) was $8.29;

•                  Unregulated cash of $171.4 million;

•                  $135.6 million of bank debt;

•                  $40 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5%; and

•                  Debt to total capital ratio, excluding Accumulated Other Comprehensive Income and including the mandatorily redeemable preferred stock as debt, was 14.1%.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Friday, November 2, 2012, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately two weeks following the call.

Prior to the conference call, Universal American will make available on its website a 3rd Quarter 2012 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 3rd Quarter 2012 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people covered by Medicare and/or Medicaid. We are dedicated to working collaboratively with healthcare professionals in order to improve the health and well-being of those we serve and reduce healthcare costs.  For more information on Universal American, please visit our website at www.UniversalAmerican.com.

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Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports. A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following:  we are subject to extensive government regulation; the CMS sanction that suspended us from marketing to and enrolling new members in our Medicare Advantage plans during the 2011 annual enrollment period had and may continue to have a material adverse effect on the Medicare Advantage business, financial condition and results of operations; the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company; recently enacted healthcare legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we may continue to experience membership losses in our Medicare Advantage business; reductions in funding for Medicare programs could materially reduce our profitability; we may invest significant capital and management attention in new business opportunities, including our ACOs, that may not be successful; failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows; we may not be able to improve our CMS star ratings which may cause certain of our plans to be terminated or to receive less bonuses or rebates than our competitors; we may experience higher than expected loss ratios which could materially adversely affect our results of operations; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results and/or impact our ability to participate in government programs such as Medicare and Medicaid; changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability; a substantial portion of our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; failure of the APS Healthcare business to retain existing contracts or enter into new contracts; problems may arise in successfully integrating the APS Healthcare business, including failure to retain senior executives, which may result in Universal American not operating as effectively and efficiently as expected or failing to achieve the expected benefits of the transaction; Universal American may be unable to achieve cost-cutting synergies arising out of the transaction or it may take longer than expected to achieve those synergies; the APS Healthcare transaction may involve unexpected costs or unexpected liabilities; a substantial portion of APS Healthcare’s revenues are tied to short-term customer contracts which generally can be terminated without cause.  Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Consolidated Results	2012	2011	2012	2011

Net premiums and policyholder fees	$499.2	$565.5	$1,485.0	$1,704.8
Net investment income	10.2	11.5	32.1	36.5
Other income	35.3	4.8	93.3	10.8
Realized gains	4.7	0.4	12.9	2.4
Total revenues	549.4	582.2	1,623.3	1,754.5

Policyholder benefits	392.7	456.3	1,202.3	1,405.2
Change in deferred acquisition costs	1.0	0.4	3.0	2.8
Amortization of present value of future profits	2.2	1.0	5.9	3.3
Commissions and general expenses, net of allowances	132.6	104.1	348.1	315.8
Total benefits and expenses	528.5	561.8	1,559.3	1,727.1

Income from continuing operations before income taxes	20.9	20.4	64.0	27.4

Provision for income taxes (1)	(7.1)	(6.3)	(24.7)	(8.3)

Net income from continuing operations	13.8	14.1	39.3	19.1

Income (loss) from discontinued operations, net of tax	—	—	—	(41.9)

Net income (loss)	$13.8	$14.1	$39.3	$(22.8)

Per Share Data (Diluted)
Continuing operations	$0.16	$0.17	$0.45	$0.24
Discontinued operations	—	—	—	(0.52)
Net income (loss)	$0.16	$0.17	$0.45	$(0.28)

Weighted Average Shares Outstanding	87.3	80.8	86.4	80.5

See following page for explanation of footnote.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Income before Taxes by Segment	2012	2011	2012	2011

Medicare Advantage	$24.5	$21.4	$73.8	$48.2
Traditional Insurance	4.3	6.7	14.1	8.9
Corporate & Other	(12.6)	(8.1)	(36.8)	(32.1)
Realized Gains	4.7	0.4	12.9	2.4

Income from continuing operations before taxes	$20.9	$20.4	$64.0	$27.4

BALANCE SHEET DATA	September 30, 2012
Total cash and investments	$1,435.9
Total assets	$2,633.2
Total policyholder related liabilities	$1,148.5
Total reinsurance recoverable (ceded policyholder liabilities)	$661.9
Outstanding Bank Debt	$135.6
Mandatorily Redeemable Preferred Shares	$40.0
Total stockholders’ equity	$1,099.8
Diluted book value per common share	$12.43
Diluted common shares outstanding	88.5

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,069.5
Diluted book value per common share (excluding AOCI) * (2)	$12.09
Tangible book value per common share * (3)	$8.29
Debt to total capital ratio (excluding AOCI) * (4)	14.1%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Adjusted net income (5)	$14.9	$11.6	$46.6	$20.1
Per share (diluted) – Adjusted net income	$0.17	$0.14	$0.54	$0.25

*

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)

The effective tax rate was 33.7% for the third quarter of 2012, and 30.9% for the third quarter of 2011. For the nine months ended September 30, 2012, the effective tax rate was 38.6%, compared with 30.3% for the same period of 2011. The effective rates include non-recurring tax benefits of $1.4 million and $2.2 million for the quarters ended September 30, 2012 and 2011 and $1.5 million and $3.0 million for the nine months then ended, respectively. State income taxes and permanent items, relating to non-deductible executive compensation, APS Healthcare transaction costs and non-deductible interest on the Mandatorily Redeemable Preferred Shares drove the YTD 2012 effective rate in excess of the 35% Federal rate.

(2)

Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)

Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4)

The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus the Mandatorily Redeemable Preferred Shares.

(5)

Adjusted net income is calculated as net income excluding discontinued operations, net realized gains and losses, non-recurring tax benefits, ACO start-up costs, pre Part D Transaction stock-based compensation expenses, APS Healthcare transaction costs and Medicare Advantage investment costs. All adjustments are calculated on an after-tax basis.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. We have not included a reconciliation of projected earnings per diluted share, excluding the non-recurring tax benefit and realized gains and losses on investments because projections for some components of this reconciliation are not possible to forecast at this time.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Total Stockholders’ Equity (excluding AOCI)	September 30, 2012	December 31, 2011
Total stockholders’ equity	$1,099.8	$953.1
Plus: Accumulated other comprehensive (income) loss	(30.3)	(11.2)

Total stockholders’ equity (excluding AOCI)	$1,069.5	$941.9

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

Diluted Book Value per Common Share	September 30, 2012	December 31, 2011
Total stockholders’ equity	$1,099.8	$953.1
Proceeds from assumed exercises of vested options	—	—
	$1,099.8	$953.1
Diluted common shares outstanding	88.5	81.5

Diluted book value per common share	$12.43	$11.70

Total stockholders’ equity (excluding AOCI)	$1,069.5	$941.9
Proceeds from assumed exercises of vested options	—	—
	$1,069.5	$941.9
Diluted common shares outstanding	88.5	81.5

Diluted book value per common share (excluding AOCI)	$12.09	$11.56

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

Tangible Book Value per Common Share	September 30, 2012	December 31, 2011
Total stockholders’ equity (excluding AOCI)	$1,069.5	$941.9
Less: intangible assets (1)	(335.9)	(158.0)
Proceeds from assumed exercises of vested options	—	—
Total stockholders’ equity (excluding AOCI)	$733.6	$783.9

Diluted common shares outstanding	88.5	81.5

Tangible book value per common share	$8.29	$9.62

(1)          Intangible assets at September 30, 2012 include goodwill ($242.2 million), deferred acquisition costs, net of taxes ($67.2 million) and amortizing intangible assets, net of taxes ($26.5 million). Intangible assets at December 31, 2011 include goodwill ($77.5 million), deferred acquisition costs, net of taxes ($69.2 million) and amortizing intangible assets, net of taxes ($11.3 million).

Universal American uses Tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets on a per share basis.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Debt to Total Capital Ratio	September 30, 2012	December 31, 2011
Outstanding bank debt	$135.6	$—
Mandatorily Redeemable Preferred Shares	40.0	40.0
Total outstanding debt	$175.6	$40.0

Total stockholders’ equity	$1,099.8	$953.1
Outstanding bank debt	135.6	—
Mandatorily Redeemable Preferred Shares	40.0	40.0
Total capital	$1,275.4	$993.1

Debt to total capital ratio	13.8%	4.0%

Total stockholders’ equity (excluding AOCI)	$1,069.5	$941.9
Total outstanding bank debt	135.6	—
Mandatorily Redeemable Preferred Shares	40.0	40.0
Total capital	$1,245.1	$981.9

Debt to total capital ratio (excluding AOCI)	14.1%	4.1%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Adjusted Net Income ($ in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net income / (loss)	$13.8	$14.1	$39.3	$(22.8)
Discontinued operations, after-tax	—	—	—	41.9
Net realized gains, after-tax	(3.0)	(0.3)	(8.4)	(1.6)
Non-recurring tax benefit	(1.4)	(2.2)	(1.5)	(3.0)
ACO start-up, after-tax	3.9	—	10.2	—
Other non-recurring items, after-tax	1.6	—	7.0	5.6
Adjusted net income	$14.9	$11.6	$46.6	$20.1

Per share (diluted):
Net income / (loss)	$0.16	$0.17	$0.45	$(0.28)
Discontinued operations, after-tax	—	—	—	0.52
Net realized gains, after-tax	(0.03)	—	(0.10)	(0.02)
Non-recurring tax benefit	(0.02)	(0.03)	(0.02)	(0.04)
ACO start-up, after-tax	0.04	—	0.12	—
Other non-recurring items, after-tax	0.02	—	0.09	0.07
Adjusted net income	$0.17	$0.14	$0.54	$0.25

Universal American uses adjusted net income, calculated as net income excluding after-tax net realized capital gains and losses and non-recurring tax benefit, as a basis for evaluating operating results. Although the excluded items may recur, we believe that realized gains and losses in our investment portfolio and the non-recurring tax benefit do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609